Exhibit 10.26

SECOND AMENDED AND RESTATED INTERCREDITOR AGREEMENT

THIS SECOND AMENDED AND RESTATED INTERCREDITOR AGREEMENT (the “Agreement”) is entered into as of this 15th day of January, 2014 by and among XG Sciences, Inc., a Michigan corporation (“XG” or “Borrower”), Aspen Advanced Opportunity Fund, LP, a Delaware limited partnership (“Aspen”), XGS II, LLC, a Florida limited liability company (“XGS II”), SVIC No. 15 New Technology Business Investment L.L.P., a limited liability partnership under the Republic of Korea Amended Commercial Code (“Samsung”), and Michael Knox, an individual (“Knox,” with Knox, Samsung, XGS II and Aspen, each hereinafter referred to individually as a “Creditor,” and collectively as the “Creditors”). This Agreement amends and restates, in its entirety, the Amended and Restated Intercreditor Agreement, dated as of July 12, 2013, among XG, Aspen, and Knox.

RECITALS:

WHEREAS, as of the date hereof, each of the Creditors has entered into secured convertible note transactions and other agreements with the Borrower in the amounts set forth on Exhibit A of this Agreement pursuant to certain purchase agreements, security agreements and related loan documentation (collectively the “Creditor Agreements”); and

WHEREAS, pursuant to the Second Amended and Restated Security Agreement between the Creditors and the Borrower, of even date herewith (the “General Security Agreement”) and the Second Amended and Restated Intellectual Property Security Agreement, of even date herewith (the "IP Security Agreement” and, together with the General Security Agreement, the “Security Agreements”), the Borrower has granted or will grant a first priority lien in all of its assets, subject to certain permitted liens (the “Collateral”), to the Agent specified in such Security Agreements, on behalf of each specific Creditor; provided, however, that each of the Creditor Agreements stipulates that each such Creditor will share such first priority lien in the Collateral with each other Creditor on a pari passu basis; and

WHEREAS, as of the date hereof, the Borrower has entered into lease financing arrangements with Aspen in the amount of $635,769.73 (the “Current Lease Amount”) for certain equipment purchased by the Borrower under various lease schedules to that certain Master Lease Agreement between Aspen and Borrower, dated March 18, 2013; and Aspen may provide up to an additional $2,364,230.27 of lease financing to the Company pursuant to the Aspen Creditor Agreements (the total amount lease funding provided by Aspen to the Borrower at any time, hereafter, the “Total Lease Amount”); and

WHEREAS, under the Creditor Agreements, the Company is authorized to grant permitted liens on all purchased money indebtedness for new equipment purchases, which includes any lease financing provided by Aspen and other lessors, and thus none of the equipment acquired by the Company under lease financing arrangements is included in the Collateral; and

WHEREAS, as of the date hereof, the Borrower issued secured convertible notes to the Creditors with initial principal, excluding any accrued interest that may have been capitalized into the balance of such notes, totaling $8,300,000 in the aggregate (the “Current Note Amount”) and there is currently $100,000 of principal of other short term secured indebtedness outstanding to Knox (the “Knox Short Term Debt” and together with the Current Note Amount, the “Current Secured Amount”); and

WHEREAS, pursuant to the Creditor Agreements, the Borrower has reserved the right to issue up to an aggregate of $14,800,000 of principal amount of secured indebtedness, exclusive of any capitalized interest which may become part of any such secured indebtedness, consisting of up to $14,700,000 of initial principal of secured convertible notes (the “Notes”) to the Creditors with such amount being reduced by the Total Lease Amount outstanding at any time and up to $100,000 of principal of Knox Short Term Debt; and

WHEREAS, it is presently contemplated that the Knox Short Term Debt will be paid off within the next few months and the Creditors have all agreed that their respective Notes will all mature on the same day, which shall be March 18, 2018 (the “Maturity Date”); and

WHEREAS, the Creditors desire to clarify and stipulate the agreements between them with respect to any principal payments or foreclosure on the Collateral as a result of any uncured Events of Default (as such term may be defined in the Creditor Agreements) that may exist hereafter in any of the Creditor Agreements with respect to the Borrower.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

1.          Incorporation of Recitals. The Recitals portion of this Agreement is hereby incorporated by this reference as though it were fully set forth and rewritten herein, and the affirmative statements therein contained shall be deemed to be representations of the Borrower and the Creditors which are hereby confirmed.

2.          Acknowledgement of Creditors With Respect to Potential Future Secured Financings. The Creditors acknowledge and agree that as of the date of this Agreement, the Borrower may in the future obtain up to $5,764,230.27 of additional financing through the issuance of additional Notes, with such amount of additional Notes being reduced by any additional lease financing provided by Aspen, provided that such additional financing does not carry a maturity date prior to the Maturity Date (the “Remaining Secured Amount”). The Creditors also agree that the Borrower may grant a first priority security interest in the Collateral as part of any future secured convertible note transactions with the Creditors up to the Remaining Secured Amount (hereinafter referred to as “Future Secured Financings”), provided that such first priority security interest is granted on a pari passu basis with the security interests in the Collateral of the Creditors.

3.          Acknowledgement of Borrower With Respect to Potential Future Secured Financings. Except as otherwise set forth herein, the Borrower acknowledges and agrees that it will not enter into any Future Secured Financings with any of the Creditors or any new lenders to the Company on such terms that are more favorable than those contained in each of the Creditor Agreements, and in the event that any such Future Secured Financings contain any terms that are more favorable than those contained in the Creditor Agreements, the Borrower will promptly amend each such Creditor Agreement to grant the Creditors such more favorable terms as well. The Borrower further agrees that as a condition precedent to the execution of any agreements for Future Secured Financings, it will require that any such future lenders, who have not already become a party to this agreement, will enter into and be made a part of this Agreement. The Borrower further agrees that any granting of a security interest in the Collateral to any future lenders as part of any Future Secured Financings will be on terms no more favorable than a pari passu security interest in the Collateral with the security interests of the Creditors.

4.          Priorities. The Creditors agree that regardless of the date that each such Creditor advanced funds to the Borrower or entered into its Creditor Agreement with the Borrower, each such Creditor’s respective security interests in the Borrower’s Collateral shall be pari passu with the security interests of all the Creditors.

5.          Rights of Recovery on Principal Payments. The Creditors agree that to the extent that any Creditors elect not to convert the principal amount of their Notes on or before the Maturity Date, and require the Company to repay such principal in cash (the aggregate amount of all such required cash principal payments by all Creditors hereinafter referred to as the “Required Cash Payments”), then each such Creditor who has elected such a cash payment shall be entitled to recover no more than an amount equal to its pro rata share of the Required Cash Payments (as measured by each creditor’s total indebtedness that is secured by the Collateral held at such time including all principal and accrued, but unpaid interest due at such time (such amount, a Creditor’s “Total Secured Amount”) to the Total Secured Amount held by all Creditors entitled to a Required Cash Payment) from the amount of cash available for repayment with the Borrower retaining sufficient cash for working capital needs. The Borrower specifically acknowledges the existence of this provision and agrees to use its best efforts to ensure that any payments of the Required Cash Payments that might for any reason be made in amounts that are less than the total Required Cash Payments, will be made in such a way as to ensure that all of the Creditors electing such cash payments, will be paid an amount of cash equal to their pro rata percentage of the Required Cash Payments multiplied by the total cash available for such purposes from the Company at such time.

6.          Notices of Default. Each Creditor agrees that in the event that it declares an Event of Default under any of the Creditor Agreements, it will provide a copy of any written notices that it sends to the Borrower to all of the other Creditors at the same time such notice is provided to the Borrower.

7.          Standby Provisions Prior to Exercising Foreclosure Rights and Formation of Creditors Committee. The Creditors agree that in the event there is any uncured Event of Default in any of the Creditor Agreements and any Creditor becomes eligible to foreclose on the Collateral under the Creditor Agreements, then such Creditor desiring to exercise its foreclosure rights will so notify all other Creditors of such intention and provide no less than fifteen (15) business days of notice (the “Foreclosure Notice”) prior to exercising any rights of foreclosure (the “Standby Period”) with the Borrower. At any time during the Standby Period, any other Creditor may also serve a Foreclosure Notice (all Creditors who serve a timely Foreclosure Notice shall be referred to as “Foreclosing Creditors”). Prior to the expiration of the Standby Period, the Foreclosing Creditors agree that they will use their best efforts to form a committee (the “Foreclosing Creditors Committee”) for the purpose of coordinating the foreclosure of the Collateral. The Creditors agree that they will not take any actions against the Borrower or the Collateral independent of the Foreclosing Creditors Committee, and that the Foreclosing Creditors Committee shall be comprised of at least one representative of each Creditor. The Foreclosing Creditors agree that the Agent shall, in its discretion and according to its business judgment, have the power and authority to exercise the rights and powers set forth in the Security Agreements. The Agent shall consult with the Foreclosing Creditors Committee, and shall act in accordance with the wishes of the Foreclosing Creditors as determined by a majority vote of the then-voting members of the Foreclosing Creditors Committee, with each members’ vote being weighted by their pro rata percentage of the Total Secured Amount held by all then-voting members of the Foreclosing Creditors Committee. No votes of the Foreclosing Creditors Committee may take place unless a quorum of at least half the Total Secured Amount held by the Foreclosing Creditors is present and participates in the voting (whether by acceptance, rejection, or abstention). The Foreclosing Creditors further agree that the Agent will be entitled to retain counsel or other professionals on behalf of the Agent and or incur fees and expenses on behalf of the Agent acting for the Creditors (collectively, the “Creditor Expenses”), and that each Creditor who serves a Foreclosure Notice will fund a pro rata percentage of the Creditor Expenses based on their percentage of the Total Secured Amount held by all such Foreclosing Creditors at the time the Agent requests funding for such Creditor Expenses or such other amounts which may be mutually agreed upon. Any Creditor who does not serve a Foreclosure Notice within the Standby Period shall forbear and refrain from taking any action against the Borrower or the Collateral without the express prior written consent of both the Agent and the Foreclosing Creditors Committee. The Creditors agree that the provisions set forth in this Section shall be their sole recourse and method for enforcing their claims against the Borrower and the Collateral.

8.          Rights of Recovery Upon any Foreclosure of the Collateral; Credit Bidding. The Creditors agree that in the event of any foreclosure of the Collateral and resultant sale of such Collateral (the dollar value of any such cash recovered from the sale of Collateral hereinafter referred to as a “Cash Recovery”), each Foreclosing Creditor will only be entitled to receive its pro rata percentage of such Cash Recovery after deducting any reasonable unpaid Creditor Expenses, based on their percentage of the Total Secured Amount held by them at the time the Foreclosing Creditors Committee is formed. The Borrower agrees that to the extent it is in any way involved in such foreclosure and sales of assets and the resultant distribution of any Cash Recovery, it will make payments to the Foreclosing Creditors in accordance with the procedures outlined in the previous sentence, and prior to such due distribution, shall hold any and all Cash Recovery in trust for the benefit of Foreclosing Creditors. If the Foreclosing Creditors have any right to credit bid at any foreclosure or other sale of the Collateral, then any Foreclosing Creditor may do so up to the amount of the total indebtedness due to it; provided, however, that in the event such Foreclosing Creditor makes a winning bid, it must pay the other Foreclosing Creditors the same percentage of the total indebtedness due to the other Foreclosing Creditors as the total indebtedness due to it represented by the winning bid (the “True-Up Payment”). For purposes of illustration, if a Foreclosing Creditor has a total indebtedness from the Borrower of $2,000,000.00, and submits a winning bid of $1,000,000.00, that Foreclosing Creditor must make a True-Up Payment to each Foreclosing Creditor in the amount of 50% of the total indebtedness due to each non-winning Foreclosing Creditor. Each Creditor further agrees that no auction shall be final until any required True-Up Payment is made, that all True-up Payments must be made no later than two (2) days after any auction, that in the event the True-Up Payment is not timely made the auction will be reopened but that a Foreclosing Creditor who fails to make a True-Up Payment shall not be eligible to bid in any subsequent auction.

9.          Amendments to Documents. Each Creditor may at any time or times, in its discretion, (i) renew or extend the time of payment of any obligations or indebtedness owing to it by Borrower; (ii) waive or release any collateral or guaranties which may be held therefor, or (iii) modify or amend the documents evidencing its financing arrangement with Borrower (its “Documents”) in any manner, in each case without further consent from the other Creditors or any other person, and without impairing or affecting this Agreement or any of its rights hereunder. The Borrower agrees that in the event that it and any Creditor so modify such Creditor’s Documents in any way that is more favorable to the Creditor than the terms and provisions contained in the Creditor Agreements, each of the Creditors’ Creditor Agreements shall be simultaneously modified in a similar fashion.

10.         Representations Concerning Borrower; Liability of Creditors. No Creditor, nor any of its respective directors, officers, agents or employees, shall be responsible to any other Creditor or to any other person for (i) Borrower’s solvency, financial condition or ability to repay its obligations or indebtedness to any Creditor; (ii) any oral or written statements of Borrower or (iii) the validity, sufficiency or enforceability of such indebtedness, any of its Creditor Agreements or Documents or the security interest and liens granted by Borrower. Each Creditor has entered into its financing arrangements with Borrower based upon its own independent investigation, and makes no warranty or representation to any other Creditor, nor does it rely on any warranty or representation of any other Creditor with respect to the matters referred to in this Section 10.

11.         Licensing Rights Restrictions. In the event that any of the Creditors, or their respective affiliates, obtains ownership, possession or control over any of the Intellectual Property Collateral (as such term is defined in the IP Security Agreement ) prior to a sale or transfer of such Collateral in accordance with the terms of this Agreement, such Creditor shall have no rights or license to use any such Intellectual Property Collateral in any commercial activities other than as may be specifically provided for in the contemplated Joint Development Agreement between the Company and an affiliate of Samsung which such parties intend to enter into by June 30, 2014 that is expected to provide for joint ownership by the Borrower and such Samsung affiliate of certain jointly developed intellectual property related to advanced battery materials.

12.         Specific Performance. Each of the parties hereto acknowledges and agrees that each of the other parties would be irreparably damaged if any provision of this Agreement is not performed in accordance with its specific terms and that any breach of such provisions by a party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement by any other party, without posting any bond or other undertaking.

13.         Miscellaneous

(a)          The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the laws of the State of Michigan.

(b)          Any notice, declaration, demand, request or other communication which by any provision of this Agreement is required or permitted to be given to or served on any party hereto shall be given in writing and shall be deemed to have been sufficiently given or served for all purposes when (i) delivered personally; (ii) sent by overnight mail; (iii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) sent by facsimile, to the address or facsimile number set forth for such party below, or at such other address as one party may indicate from time to time in writing to the other:

If to Borrower:	XG Sciences, Inc.
3101 Grand Oak Drive
Lansing, MI 48911
	Attention:	President
	Telephone:	(517) 703-1110
	Facsimile:	(517) 703-1113

If to Aspen:	Aspen Advanced Opportunity Fund, LP
1740 Persimmon Drive, Suite 100
Naples, FL 34109
	Attention:	Steven C. Jones
	Telephone:	(239) 598-0964
	Facsimile:	(239) 594-5964

If to XGS II:	XGS II, LLC
5500 Lake Grove Trail
Petoskey, MI 49770
	Attention:	David G. Pendell
	Telephone:	(239) 450-5097
Facsimile:

If to Samsung:	SVIC No. 15 New Technology Business Investment L.L.P.
c/o Samsung Venture Investment Corporation
29th F1., Samsung Electronics Bldg.

1320-10, Seocho2-dong, Seocho-gu
Seoul, Korea 137-857
Fax:	82.2.2255.0288
Attention:
Telephone:

If to Knox:	Mr. Michael Knox
5337 Panda Bear Circle
East Lansing, MI 48823
	Telephone:	(517) 351 -4813
	Facsimile:	(517) 703-1113

Notices sent in accordance with the foregoing shall be deemed effective when so delivered personally; the next business day if sent by overnight mail; when confirmed in writing by the sender’s facsimile device if sent by facsimile, or, if mailed, five (5) days after being sent by United States mail.

(c)          Each of the Creditors represents and warrants to the other Creditors that it has not assigned its security interests in the Borrower’s Collateral. Any assignment entered into after the date of this Agreement shall be made expressly subject to the terms of this Agreement, and the party so assigning shall give written notice to the other parties to this Agreement at least ten (10) business days prior to such an assignment, provided that failure to give such notice shall not affect the validity of such assignment, and further provided that notice shall be required for the assignment by any party to an affiliate of such party, but the notice need not be given ten (10) business days prior to the assignment.

(d)          This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(e)          The headings of the various sections of this Agreement have been inserted for convenience only and shall not be deemed to be part of this Agreement.

(f)          This Agreement shall be binding upon and inure to the benefit of each of the Creditors and their respective successors, permitted assigns and affiliates. This Agreement shall remain in full force and effect and enforceable pursuant to its terms in accordance with Section 510(a) of the United States Bankruptcy Code, and all references herein to the Borrower shall be deemed to apply to the Borrower as debtor in possession and to any trustee in bankruptcy for the estate of the Borrower.

(g)          If any term, restriction or covenant of this Agreement is deemed illegal or unenforceable, all other terms, restrictions and covenants, and the application thereof to all persons and circumstances subject thereto, shall remain unaffected to the extent permitted by law; and if any application of any term, restriction or covenant to any person or circumstance is deemed illegal, the application of such term, restriction or covenant to the persons and circumstances shall remain unaffected to the extent permitted by law.

(h)          The knowledge by any Creditor of any breach or other non-observance by any other Creditor of the terms of this Agreement shall not constitute a waiver thereof or of any obligations to be performed by such breaching or non-observing Creditor hereunder.

(i)          Except as provided herein, the agreements and priorities set forth hereinabove shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend or terminate or reform by litigation or otherwise, its respective agreements with the Borrower until such time as any and all obligations due to the Creditors have been paid in full and the Creditor Agreements and any related Documents have been terminated or until the Borrower and the Creditors or their respective heirs or assigns shall have agreed to a written termination hereof,

(j)          Nothing contained in the provisions of this Agreement is intended to or shall impair, as between the Borrower and each of the Creditors, the obligations of the Borrower to each such Creditor, which are absolute and unconditional, to pay to the Creditors when due the amounts due pursuant to the Creditor Agreements and any related Documents, or is intended to or shall affect the relative rights of the Creditors of the Borrower.

(k)          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which when taken together shall constitute one and the same instrument. Facsimile signatures shall have the same force and effect as original signatures.

**SIGNATURES ON FOLLOWING PAGE**

IN WITNESS WHEREOF, the Creditors have signed this Second Amended and Restated Intercreditor Agreement as of the date first set forth above.

Aspen Advanced Opportunity Fund, LP, a Delaware limited partnership

By:	AA XGS, LLC
Its:	General Partner

By:	/s/ Steven C. Jones
Name: Steven C. Jones
Title: Managing Member

XGS II, LLC, a Florida limited liability company

By:	/s/ David G. Pendell
Name: David G. Pendell
Title: Managing Member

SVIC NO. 15 NEW TECHNOLOGY BUSINESS INVESTMENT L.L.P.

By: Samsung Venture Investment Corporation, its Partner

By:	/s/ Seonjong Lee
Name:	SEONJONG LEE
Its:	C.E.O

Michael R. Knox, an individual

By:	/s/ Michael R. Knox

CONSENT

Borrower hereby consents to all of the terms and conditions of the foregoing Second Amended and Restated Intercreditor Agreement, and agrees to be bound in all respects thereof:

BORROWER:
XG Sciences, Inc., a Michigan corporation

By:	/s/Michael R. Knox
Name: Michael R. Knox
Title: Chief Executive Officer

STATE OF MICHIGAN	)
	)	SS:
COUNTY OF INGHAM	)

The foregoing instrument was acknowledged before me this 10th day of January, 2014 by Michael R. Knox, as President of XG Sciences, Inc., a Michigan corporation, on behalf of XG Sciences, Inc. He has produced a driver’s license as identification.

/s/ Kelly A. LaGrave
Notary Public, State of Michigan
Print Name:	Kelly A. LaGrave

My Commission Expires:	4-15-2018

[NOTARIAL SEAL]

KELLY A LAGRAVE

NOTARY PUBLIC-STATE OF MICHIGAN

Eaton County, Acting in Ingham County

My Commission Expires April 15, 2018

EXHIBIT A

Principal Amounts Outstanding of Secured Indebtedness that is Secured by the Collateral

As of January 15, 2014

Aspen Advanced Opportunity Fund, LP(1)	$3,909,425.00

Samsung Venture Investment Company	$3,000,000.00

Michael Knox (2)	$800,000.00

XGS II(3)	$690,575.00

Total	$8,400,000.00

(1)         Aspen amount excludes $268,905.92 of accrued interest which has been capitalized into the balance of the Aspen Notes as of January 15, 2014.

(2)         Knox amounts include $700,000 of initial principal of secured convertible notes and $100,000 of remaining principal on the Knox Short Term Debt. Secured Convertible Note balance excludes $72,998.15 of accrued interest which has been capitalized into the balance of the Knox Notes as of January 15, 2014.

(3)         XGS II amount excludes $48,774.83 of accrued interest which has been capitalized into the balance of the XGS II Notes as of January 15, 2014.

Second Amended and Restated Intercreditor Agreement

A-1